Exhibit 99(a)(1)

SandRidge Permian Trust Confirms Receipt of Unsolicited Exchange Offer and Separate Sale of Assets by Sponsor

SANDRIDGE PERMIAN TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

News Release

For Immediate Release

HOUSTON, Texas October 14, 2020 — SANDRIDGE PERMIAN TRUST (OTC Pink: PERS) today confirmed that it has received notice that SRPT Acquisition, LLC, a wholly owned subsidiary of PEDEVCO Corp. (“PEDEVCO”), has commenced an unsolicited offer to exchange each outstanding unit of beneficial interest of the Trust for 4/10ths of one share of PEDEVCO common stock.

On or before October 27, 2020, the Trust will file with the Securities and Exchange Commission (“SEC”) a Solicitation/Recommendation Statement on Schedule 14D-9 to advise unitholders as to whether The Bank of New York Mellon Trust Company, N.A., as trustee of the Trust (the “Trustee”), recommends acceptance or rejection of the exchange offer, expresses no opinion and remains neutral to the exchange offer, or is unable to take a position with respect to the exchange offer, and the reasons for that position or inability to take a position.

The Trustee requests that unitholders defer making a determination whether to accept or reject the exchange offer until unitholders have been advised of the Trustee’s position with respect to the exchange offer.

Separately, on October 13, 2020, Avalon Energy, LLC (“Avalon”), the sponsor of the Trust, notified the Trustee that Avalon has entered into a purchase and sale agreement with Montare Resources I, LLC (“Montare”) for the sale of certain wells and leasehold interests (the “Assets”) in which the Trust owns royalty interests. As permitted under the Amended and Restated Trust Agreement governing the Trust, the Assets have been sold to Montare unburdened by the Trust’s royalty interests, and the Trust will receive approximately $4.9 million for the royalty interests to be released by the Trustee in connection with the sale of the Assets. According to Avalon, based on a valuation provided by an independent petroleum engineering firm, the fair value of the royalty interests to be released represents approximately 31.8% of the total fair value of the royalty interests owned by the Trust immediately prior to the sale.

Cautionary Statement Regarding Forward-Looking Information

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the Trust’s expectations regarding the timing of the filing of the Trust’s Solicitation/Recommendation Statement on Schedule 14D-9 and statements regarding the sale of the Assets to Montare and the amount to be received by the Trust for the royalty interests to be released. Statements made in this press release are qualified by the cautionary statements made in this press release. The Trustee does not intends and does not assume any obligation, to update any of the statements included in this press release. An investment in common units issued by the Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2019, its Quarterly Report on Form 10-Q for the period ended June 30, 2020, and all of its other filings with the SEC. The Trust’s annual, quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

ADDITIONAL INFORMATION

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. The Trust will file a solicitation/recommendation statement on Schedule 14D−9 with the U.S. Securities and Exchange Commission (“SEC”). Any solicitation/recommendation statement filed by the Trust that is required to be mailed to unitholders will be mailed to unitholders of the Trust. INVESTORS AND UNITHOLDERS OF THE TRUST ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and unitholders will be able to obtain free copies of these documents (when available) and other documents filed with the SEC by the Trust through the website maintained by the SEC at http://www.sec.gov. In addition, this document and other materials related to PEDEVCO’s unsolicited proposal may be obtained from the Trustee free of charge by directing a request to the Trustee by phone at (512) 236-6555 or via email at sarah.newell@bnymellon.com.

Contact:	SandRidge Permian Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
601 Travis Street, 16th Floor
Houston, Texas 77002
Sarah Newell
1(512) 236-6555